EXHIBIT 5.1

[letterhead of Dorsey & Whitney LLP]

Board of Directors
Heartland Financial USA, Inc.
1398 Central Avenue
Dubuque, Iowa  52001

Re: Registration Statement on Form S-3

Dear Ladies and Gentlemen:

We have acted as special counsel to Heartland Financial USA, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) relating to the sale by certain selling security holders of (a) 81,698 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B, $1.00 par value per share (the “Preferred Shares”); (b) a warrant dated December 19, 2008 (the “Warrant”) to purchase 609,687 shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”); and (c) the 609,687 shares of Common Stock that may be issued upon exercise of the Warrant (the “Warrant Shares,” and together with the Preferred Shares and the Warrant, collectively, the “Securities”). All of the Securities are being registered on behalf of certain securityholders (the “Selling Securityholders”), initially the United States Department of the Treasury.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.  In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based upon and subject to the foregoing, we are of the opinion that the Preferred Stock and the Warrant and, upon exercise in accordance with the terms of the Warrant, the Warrant Shares, to be sold by the Selling Securityholders have been duly authorized and are validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Validity of Shares” in the Prospectus constituting part of the Registration Statement.

Sincerely,

/s/ DORSEY & WHITNEY LLP